Exhibit 99.1

ENTRAVISION COMMUNICATIONS CORPORATION’S BOARD OF DIRECTORS APPROVES QUARTERLY CASH DIVIDEND

SANTA MONICA, CALIFORNIA – December 4, 2014 – Entravision Communications Corporation (NYSE: EVC), a diversified media company serving Latino audiences and communities, announced today that its Board of Directors has approved a quarterly cash dividend to shareholders of $0.025 per share of the Company’s Class A, Class B and Class U common stock, in an aggregate amount of approximately $2.2 million. The quarterly dividend will be payable on December 30, 2014 to shareholders of record as of the close of business on December 15, 2014, and the common stock will trade ex-dividend on December 11, 2014. As previously announced, the Company currently anticipates that future cash dividends will be paid on a quarterly basis. Any decision to pay future cash dividends will be subject to further approval by the Board.

About Entravision Communications Corporation

Entravision Communications Corporation is a diversified media company serving Latino audiences and communities with an integrated platform of solutions and services that includes television, radio, digital media and data analytics to reach Latino audiences across the United States and Latin America. Entravision has 58 primary television stations, including in 20 of the nation’s top 50 Latino markets, and is the largest affiliate group of both the top-ranked Univision television network and Univision’s UniMás network. Entravision also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 49 owned and operated radio stations, and Entravision Solutions, a national sales representation and marketing organization specializing in Spanish-language media platforms and radio networks. Entravision also offers a variety of digital media platforms and services, including digital content, digital advertising platforms, including the #1-ranked online advertising platform in Hispanic reach according to comScore Media Metrix®, and data analytics solutions designed to maximize the opportunity for advertisers and marketers to connect with the growing Latino consumer market. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

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Contact:

Brad Edwards

Brainerd Communicators, Inc.

edwards@braincomm.com

212-986-6667